Exhibit 10.1

Nirek Resources Inc.

Option Agreement

With

Fenton Scott

Nirek Resources Inc.

TABLES OF CONTENTS

2

Nirek Resources Inc.

THIS OPTION AGREEMENT dated for reference March 26, 2008.

BETWEEN:
NIREK RESOURCES INC. a corporation incorporated pursuant to the laws of Ontario

(hereinafter referred to as “NIREK”)

OF THE FIRST PART
AND:
Fenton Scott, private person pursuant to the laws of Ontario

(hereinafter referred to as “FSCOTT”)

OF THE SECOND PART

WHEREAS FSCOTT is the recorded mining claims holder, and NIREK who has the exclusive right to purchase 100% undivided interest (as further defined herein and in the Schedules attached hereto) in and to the claims:

DESPORTES TOWNSHIP: NTS MAP 23B/02 CLAIM NUMBER _________

The Sarah Lake Project is located 200 kilometres north of the city of Sept Iles in eastern Quebec, and is situated 90 kilometres southwest of the Quebec-Labrador border. Access to the Project is by means of float plane to Sarah and Edgar Lakes from the town ofWabush, located 85 kilometres to the north. The nearest road access is to Highway 389,55 kilometres to the northwest at the community of Fire Lake. Rail access is available 60 kilometres to the east. Power can be provided by a Hydro Quebec transmission line located 15 kilometres northeast of Sarah Lake. The access road for the transmission line provides the best land access to the Project, however, some sections of the road currently require reconstruction.

The Fonteneau2001 Prospecting Syndicate is is currently the beneficial owner of the Project.

in the Quebec Mining region (hereinafter called the “Property”), consisting of number of unpatented mining claim units located in the Desportes Township in the Province of Quebec disclosed in Schedule “A” hereto;

AND WHEREAS FSCOTT has agreed to grant to NIREK an irrevocable 3 year option to earn from FSCOTT a 100% undivided working interest in and to the Property on the terms and subject to the conditions herein after provided and to thereafter form a joint venture all pursuant to the terms and conditions hereinafter set out.

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NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties to the other, it is agreed as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

As used herein and in the schedules hereto the following words and phrases shall have the following meanings:

(a)	“Act” means the Mining Act of Quebec and the regulations made there under.

(b)

“Affiliate” means any person, partnership, joint venture, corporation, trust syndicate or other form of enterprise or any individual, which directly or indirectly controls or is controlled by or under the common control of any party to this Agreement. For this purpose, control means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, units or other interests or by means of a contract, voting trust or otherwise.

(c)

“Assets” means the Property and any and all assets acquired or held by the Participants with respect to the property or pursuant to this Agreement, as the same may exist from time to time, including, without limiting the generality of the foregoing, Other Tenements, Facilities, Mineral Products and all supplies and equipment related to Operations hereunder.

(d)

“Commercial Production” means the operation of the Property or any part thereof as a mine but does not include concentrate for the purpose of testing by a pilot plant. Commercial production shall be deemed to have commenced on the first day of the following month following the first 30 consecutive days during which mineral Products have been produced from the Property at an average rate not less than 70% of the initial rated capacity of the Facilities.

(e)	“Completion Date” means the date on which Commercial Production shall be deemed to have commenced.

(f)

“Cost Share” means the respective share of all expenditures incurred in connection with a Program, Production program costs incurred in connection with a Production program, Operating Costs and other liabilities incurred pursuant to the terms hereof, whether incurred by the operator or otherwise, to be borne by NIREK.

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(g)

“Facilities” means all mines and plants including, without limitation, all pits, shafts, haulage ways, ramps, and other underground workings, and all buildings, plants and other structures, fixtures and improvements, and all other property, whether fixed or movable, as the same may exist at any time in or on the property and relating to the operation of the Property as a mine or outside the Property if for the exclusive benefit of the Property only.

(h)

“Feasibility Report” means a detailed report prepared by a recognized independent engineering firm in a form as is necessary to satisfy international financing institutes respecting production financing and showing the feasibility of placing the Property or part thereof into Commercial Production.

(i)	“Mineral Products” means the end products derived from operating the Property as a mine.

(j)	“Net Smelter Return royalty” means the royalty on the net amount received by the Joint Venture for any Mineral Products derived from the Property and delivered to a smelter or other XXXX.

(k)

“Operations” mean every kind of work done on or in respect of the Property, or the products derived there from and, without limiting the generality of the foregoing, includes the work of assaying, geophysical, geochemical and geological studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, digging, trucking, sampling, working and procuring minerals, and metals, and all other work usually considered to be exploration and/or exploitation of minerals.

(l)

“Operating Costs” means all costs in paying wages, salaries and fees of persons engaged in such Operations and in supplying food, lodging, transportation and other reasonable needs of such persons; in paying assessments or premiums for workers compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such persons; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing the same or any of them; and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the said mineral exploration and/or exploitation and recovery work;

(m)	“Operator” means the party or individual acting as operator of the work performed for the Property according to an approved program.

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(n)	“Option” means the option for NIREK to acquire an Undivided Interest in and to the Property granted by FSCOTT pursuant to Article 3.

(o)

“Other Tenements” means NIREK will only have access to all surface required for necessary mining operations all surface rights within the boundary of the Property including surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof or substitutions) acquired by or on behalf of the parties with respect to the Property.

(p)	“Participant” means any party having an Undivided Interest after the Participation Date and its successors and permitted assigns.

(q)	“Participation Date” shall have the meaning attributed to it in accordance with Article 4, subsection 4.1.

(r)	“Production Program” means any program based on a Feasibility Report contemplating the achievement of Commercial Production.

(s)

“Production Program Costs” mean all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with a Production Program in order to equip the Property or a part thereof for Commercial Production.

(t)

“Program” means, as the context requires, any program to carry out work and incur expenditures on or in respect of the Property; a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during such Program, the estimated costs to be incurred in carrying out such work and the area of the Property on which such work is to be undertaken; or the preparation of a production Program, or any Feasibility Report; and shall include any amendments to a Program as may be made in accordance with the terms hereto.

(u)	“Property” means the FSCOTT Claims Property, more particularly described in Schedule “A” hereto.

(v)

“Undivided Interest” means after the Participation Date a percentage working or participating interest of a party in and to the entire Assets subject to any liabilities to which the Assets are subject and as determined from time to time pursuant to this Agreement.

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1.2	Recitals

The Recitals set out above shall form an integral part of this Agreement.

1.3	Waiver

No waiver or any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purported to have given same and unless otherwise provided in the written waiver, shall be limited to the specific breach waived. The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy in respect of any breach hereof shall not constitute a waiver of any provision of this Agreement nor limit the party’s rights thereafter to enforce any other provision of this Agreement or exercise any of its other rights.

1.4	Currency

Unless otherwise expressly provided, all references in this Agreement are to Canadian dollars.

1.5	Two Exemplars

This Agreement shall be executed in two (2) counterparts, each of which shall be considered an original instrument.

1.6	Registration of Notice

Any party may register this Agreement or notice thereof against title to the Optioned Property.

1.7	Area of Influence

“Area of Influence” shall be defined as any mining claims or units, mining interests, or mining rights (herein collectively referred to as the “mining rights”) contiguous to the existing boundary of the Property or within1 kilometre of the existing boundary.

If, during the currency of this Agreement, any party has the opportunity of acquiring any mining rights within the Area of Influence, it shall forthwith in writing notify the other party hereto with the details of the potential acquisition terms and costs, and, if mutually approved by the parties to this Agreement the mining rights, if acquired, shall be included within the definition of the Property for the purposes of this Agreement.

1.8	Conditional on Regulatory Approval

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The transactions contemplated by this Agreement are conditional on each party obtaining all regulatory approvals that may be required.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1	FSCOTT’s and NIREK’s Representations and Warranties

FSCOTT represents and warrants to NIREK upon which representations and warranties NIREK is relying and NIREK represents and warrants to FSCOTT upon which representations and warranties FSCOTT is relying as follows:

(a)	that NIREK is duly incorporated and FSCOTT is a private individual person, organized and validly subsisting under the laws of their respective provincial jurisdictions being Ontario;

(b)

they have the full power and authority to carry on their business and, subject to regulatory approval, to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of their obligations and duties hereunder;

(c)

they have duly obtained all authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenant or agreement or constitute a default under or result in the creation of any encumbrance, lien or charge under the provisions of their constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which they are a party or by which they are bound or to which they may be subject nor will it contravene any applicable laws;

(d)

they are not aware of any facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to the other party in order to prevent its own representations and warranties set out in this Article 2 from being materially misleading;

(e)

they have agreed that the Option Agreement being formed shall assume the terms, conditions, obligations and liabilities of the Property agreement between FSCOTT and NIREK revised, made and entered into Letter of Intent (LOI) February 14, 2008 (copy attached hereto as Schedule “C”).

2.2	FSCOTT further Represents and Warrants

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FSCOTT represents and warrants to NIREK upon which representations and warranties NIREK is relying, that:

(a)	FSCOTT will assist NIREK, upon completion of NIREK’s option requirements,

(b)

other than what was stated above, there is no adverse claim or challenge against or to the title to any of the mineral claims and other interests comprising the Property, and no person has any other royalty or other interest whatsoever in production from any part of the Property;

(c)

the Property and its existing and prior uses comply and have at all times complied with, and FSCOTT is not in violation of and has not violated in connection with its ownership, use, maintenance or operation of the Property, any applicable federal, provincial, municipal or local laws, regulations, orders or approvals, including environmental, health safety and similar matters;

(d)

the mineral claims are presently in good standing under the laws of Quebec, and except as noted above, are free and clear of all liens, potential liens or judgements, charges and financial encumbrances.

2.3	Representations, Warranties and Conditions

The representations and warranties contained in this Article are conditions on which the parties have relied in entering into this Agreement and are to be construed as both conditions and warranties and shall regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties survive the acquisition of an interest in the Property by NIREK or by the termination of this Agreement. Each of the parties will indemnify and save the other harmless from all losses, liabilities, damage, costs including legal fees, expenses, actions and suits arising out of or in connection with any breach of any representation or warranty made or given by it in this Agreement.

ARTICLE 3
OPTION

3.1	Grant of Option by FSCOTT to NIREK

FSCOTT hereby grants NIREK the right to acquire one hundred percent (100%) interest in the Property under a 3 year option agreement with payments (in both flow-through cash into the property and shares which will be restricted for 12 months) and a work commitment, outlined below:

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Option Terms:
Three (3) year option agreement to earn 100% interest, less royalty.

Work Commitment: First year-$25,000 flow-through work in Property, Second year-$25,000 flow-through work in Property, Third year-$25,000 flow-through work in Property.

Cash: $10,000 prior to May 30, 2008,
Shares: 30,000 on April 1, 2008, 100,000 First anniversary, 100,000 Second anniversary, 100,000 Third anniversary to be issued to designated estate.
Royalty: Optionor retains 1.5% NSR

ARTICLE 4
ACQUISITION

4.1

The Participation Date shall be that date on which NIREK has earned its interest in the Property pursuant to the provisions of subsection 3.1. FSCOTT and NIREK shall have the following undivided Interest as tenants in common in the Property and the acquistion:

Undivided Interest
NIREK 100%

4.2

On the Participation Date, NIREK shall for this Acquisition the purposes of undertaking such activities as are determined in accordance with the provisions hereof, to be necessary or appropriate, directly or indirectly, to:

	(a)	explore and exploit the Property in accordance with the terms of this Acquisition Agreement; and

	(b)	engage in such other activities as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

	(c)	NIREK will incur all costs related to exploration, drilling, mining and the efforts to create a technical report or a 43-101 report for this property.

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ARTICLE 5
PROGRAMS AND BUDGETS

5.1	Nothing herein shall be construed as obligating NIREK to put the Property into production.

5.2	Acquisition Operations on the Property shall be conducted and expenses there from shall be incurred, only pursuant to programs and budgets adopted by Nirek as hereinafter provided.

ARTICLE 6 ARBITRATION

6.1

All matters in dispute or arising under this Agreement shall be settled by final binding arbitration. It shall be a condition precedent to the right of either party, or their respective successors in interest, to submit any matter to arbitration pursuant to the provisions hereof that such party, shall give not less than ten (10) days prior written notice of its intention to do so to the other party. On the expiry of such ten (10) days notice the party who gave such notice (referred to as the “Referring Party”) may proceed to refer the dispute to arbitration as herein provided.

6.2

The Referring Party shall proceed to refer the dispute to arbitration by appointing one arbitrator as the Referring Party’s arbitrator and to notify the other party, (referred to as the “Responding Party”) of such appointment and the Responding Party within fifteen (15) days after receiving notice of the appointment of the Referring Party’s arbitrator shall appoint one arbitrator and the arbitrators so named before proceeding to act and within thirty (30) days of their appointment shall agree unanimously on the appointment of a third arbitrator to act with them and be chairman of the arbitration and proceed to determine the matter as herein provided. If the Referring Party’s arbitrator and the Responding Party’s arbitrator shall be unable to agree on the appointment of the chairman, a judge of the Ontario Court (General Division) shall appoint a chairman on the application of either party. If the Responding Party shall fail to appoint an arbitrator within fifteen (15) days after receiving notice of the appointment of the Referring Party’s arbitrator, then the Referring Party’s arbitrator shall act to appoint a second arbitrator who shall be chairman of the arbitration and the Referring Party’s arbitrator and the chairman so appointed shall proceed to determine the matter as provided herein.

6.3

The chairman shall fix a time and place in Toronto for the purpose of hearing the evidence and representations of the parties and he shall preside over the arbitration and determine all questions of procedure not herein provided for. After hearing any evidence and representations that each party may submit, the

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arbitrators shall make an award and reduce same to writing and deliver one copy thereof to each party. Each party agrees that the award of a majority of the arbitrators shall be final and binding upon each of then and there shall be no appeal therefrom. The cost of the arbitration shall be paid as specified in the award and where the arbitration decision is split between the parties, the arbitrators shall determine the liability for costs by each party. A judgement may be entered upon the award made pursuant to such arbitration in a Court of competent jurisdiction.

ARTICLE 7 NON-CONSENT OPERATIONS

7.1

Upon the reduction of an Undivided Interest to a Net Smelter Royalty of one and half (1.5) percent, the responsibility to pay the Royalties and the net profits interest shall become the responsibility of NIREK.

ARTICLE 8 RELATIONSHIP OF THE PARTIES

8.1

Nothing contained in this Agreement shall be construed to constitute any party hereto as a partner, agent or representative of any other party to this Agreement or to create any mining or commercial partnership or any company or corporate entity for any purpose whatsoever except as specifically set forth herein. Any claims by third parties arising out of the activities of the Acquisition shall be borne by the parties in proportion to their Undivided Interests in and to the Property, and the other party or parties to this Agreement shall have a right of contribution there for against one another.

ARTICLE 9 TRANSFER OF INTEREST AND RIGHT OF FIRST REFUSAL

9.1

No party to this Agreement shall make any further conveyance, assignment or transfer by option or otherwise of any right, title or interest in and to the Property or any other jointly owned assets subject to this Agreement without the prior written consent of the other party hereto, which written consent shall not be unreasonably withheld, and without first offering that right, title or interest to the other party hereto in accordance with subsection 9.2. It is specifically agreed that any third party may only be assigned, transferred or otherwise granted any interest in this Agreement or the Property upon executing such documents and agreements with the other party having an interest therein, as may be reasonably

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required.

9.2

(a) In this Article, “Bona Fide Offer” means an offer in writing from or to a purchaser dealing at arm’s length (as that expression is defined in the Canadian Income Tax Act) with all the parties hereto to purchase, convey, assign or transfer by option or otherwise any right, title or interest in and to the jointly owned assets including the Property and the Acquisition.

(b) If any party hereto receives a Bona Fide Offer which it is willing to accept or wishes to extend a Bona Fide Offer, such party (the “Transferring Party”) shall immediately give written notice thereof (the “Proposed Sale Notice”) to the other party hereto (the “Other Party”). The Proposed Sale Notice shall state the desire of the Transferring Party to effect the sale of all but not less than all of its interest in and to the jointly owned assets including the Property (the “Offered Interest”) at the price set out in the Bona Fide Offer on a closing date not later than one hundred and eighty (180) days from the giving of the Proposed Sale Notice. The Proposed Sale Notice shall also include a notarized copy of the Bona Fide Offer and shall specify the asking price for the Offered Interest, and all other terms and conditions of the Bona Fide Offer, including the nature of any non-cash consideration and its estimated cash value, which may be paid in lieu thereof. For sixty (60) days of following receipt of the Proposed Sale Notice, the Other Party shall have the irrevocable and exclusive right and option (the “right of first refusal”) to acquire the Offered Interest of the Transferring Party upon the terms stated in the Proposed Sale Notice, such right and option to be exercised by written notice to the Transferring Party (the “Notice of Acquisition”).

(c) Upon the giving of the Notice of Acquisition, there shall be constituted a binding agreement of purchase and sale between the Transferring Party and the Other Party with respect to the Offered Interest, which shall be completed within thirty (30) days following the Notice of Acquisition. The Transferring Party shall execute a bill of sale conveying its right, title and interest in the Offered Interest to the Other Party.

(d) If any governmental approval or authorization is required to permit the acquisition of the Offered Interest by the Other Party, the sixty (60) day period referred to in paragraph 9.2 (b) shall be extended by such additional number of days as may be reasonable in the circumstances; provided, however, that the Other Party diligently takes all reasonable steps to obtain such approvals or authorization. In the event such approval or authorization is denied, the Transferring Party may sell, convey or assign the Offered Interest to a third patty on terms and conditions, including purchase price, not less favourable to it than the terms and conditions of the Bona Fide Offer. If the Transferring Party does not dispose of the Offered Interest within one hundred and eighty (180) days of the denial, the Offered Interest shall again become subject to all of the terms and

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provisions of this Article 9.

9.3

The provisions of this Article 9 shall not be applicable to any transfer by a party of its entire Undivided Interest herein which is made in connection with or as a result of a corporate reorganization, consolidation or merger or to a wholly-owned subsidiary of the Transferring Party, to a parent, subsidiary or Affiliate which does not exist and is hereafter created, or to the transfer by a party of its entire Undivided Interest herein to a parent, subsidiary or Affiliate whose securities are thereafter offered by private or public offering, but shall be applicable to any transfer or other grant of interest in this Agreement or the Property subsequent thereto.

9.4

Any transfer, assignment or conveyance by a party shall specifically provide that the party acquiring the interest shall assume all rights, duties and obligations of the transferring party including the obligations described in this Article 9, and a transfer shall not relieve the transferor of any liability or obligation which shall have accrued prior to the effective date of the transfer.

9.5

Any transfer, assignment or conveyance by a party to this Agreement shall provide that such interest is assigned and conveyed free and clear of all liens, claims, clouds, encumbrances and other burdens created or incurred by, through or under it except such as may have been incurred under and by virtue of this Agreement.

ARTICLE 10 TERM AND TERMINATION

10.1

Unless otherwise terminated, this Agreement shall remain in full force and effect for twenty (20) years from the date of the execution of this Agreement, and from year to year thereafter as long as there continues to be jointly owned assets and Operations continue to be conducted hereunder unless and until terminated by the mutual agreement of the parties; subject, however, to the provisions of subsections 10.2, 10.3 and 10.4.

10.2

Notwithstanding the provisions of subsection 10.1 above, any party to this Agreement may withdraw from the Acquisition at any time upon payment to the non-withdrawing party of its proportionate share of any applicable approved program and budget, which remains unpaid at the time of withdrawal.

10.3

If any party to this Agreement withdraws from the Acquisition pursuant to subsection 10.2, the Property and all other assets of the Acquisition shall automatically vest in the non-withdrawing party without compensation; provided, however, if there are more than two parties to this Agreement at the time such withdrawal occurs, the Undivided Interest in the Property and other Acquisition

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assets of the withdrawing party shall automatically vest in the non-withdrawing parties in the ratio which each of their Undivided Interest’s in and to the Property and in the Acquisition bears to the total of their Undivided Interests in and to the Property and in the Acquisition at the time when the withdrawing party has lost its interest and the future obligations and commitments of the non-withdrawing parties shall be adjusted accordingly. Within thirty (30) days of a withdrawal, the withdrawing party shall execute such deeds, assignments, conveyances, bills of sale and such other documents as may be necessary to assign, transfer and convey all Acquisition assets to the non-withdrawing party or parties. The withdrawing party shall remain liable for all debt obligations, which were incurred prior to the date of withdrawal.

10.4

Except as provided in subsection 10.1 and 10.2, upon termination of this Agreement, the Property and all other jointly owned assets shall be assigned and distributed to the parties or as they may in writing direct in proportion to their Undivided Interests therein on the date of termination, provided that the distribution of the Property and all other jointly owned assets shall not relieve any party of any obligation which has accrued to it prior to the date of termination.

10.5	The parties hereby waive the right to apply to any forum or tribunal to have the Premises partitioned.

10.6	Nirek reserves the right to cancel this agreement at any time.

ARTICLE 11 NOTICE

11.1

Any notice required or permitted to be given by either party to any other herein shall be in writing and shall be well and sufficiently given if (i) delivered personally; or (ii) sent by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to FSCOTT at:	Fenton Scott
170 The Donway West, Suite 205
Don Mills, ON M3C 2G3
(416) 441-3700
fenton.scott@sympatico.ca

If to NIREK at:	NIREK RESOURCES INC.
4 King Street, SUITE 1320
Toronto, ON M5H 1B6
Phone: 416 603-1555

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11.2

All notice given herein shall be deemed conclusively to have been given and received, (i) when personally delivered; (ii) when sent by certified or registered mail, five (5) days following certification or registration at a post office with return receipt requested, PROVIDED, HOWEVER, that if there should be a postal strike, slowdown or other labour dispute which may affect the delivery of the notice by certified or registered mail through the mail between the time of mailing with return receipt requested and the actual receipt of the notice, then such notice shall be effective only if actually delivered.

11.3	Any party to this Agreement may change its address for the purpose of receiving notices or advice hereunder by furnishing written notice thereof to the other party in compliance with subsection 11.1.

ARTICLE 12
CONFIDENTIALITY

12.1

All data and information coming into the possession of any party to this Agreement by virtue of any of the operations hereunder which is otherwise not publicly known shall be deemed strictly confidential and shall not be disclosed to any third person whether orally or in writing, including the media, without the prior written consent of the parties to this Agreement.

12.2

The prohibition of subsection 12.1 shall not prevent any party to this Agreement from making such disclosures as are required by virtue of any law to which it is subject, or to the affiliates or bankers of such party, or by regulatory bodies having jurisdiction over a party, including a stock exchange on which a party’s shares are listed, to be listed, or as part of an annual report to a party’s shareholders. This Article 12 does not apply to news releases that any party wishes or is required to make from time to time provided that the names of the other parties are not referred to therein without the written consent of the other parties. A draft of a news release that contains information about the Property shall be provided to all parties having an interest in the Property, for mutual approval within a reasonable time, not less than one day prior to the scheduled issue of the news release and a copy of the news release concurrently with the final release.

12.3

Nothing in this Article 12 shall prevent a party from furnishing to any entity with which it is in good faith negotiating for the sale of its Undivided Interest in and to the Property and the Joint Venture or this Agreement such information as may reasonably be required by such entity. The recipient of such information shall be required to give a written confidentiality commitment in a form satisfactory to the other party or parties to this Agreement prior to receiving any such information. The confidentiality commitment shall prohibit the party to whom disclosure is made from disseminating any information received by it to any person other than its employees, agents or consultants involved directly in the evaluation of the proposed acquisition, and those persons shall be required to make the same

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commitment with respect to the information received by them.

ARTICLE 13
FORCE MAJEURE

13.1

“Force Majeure” shall refer to an event which occurs for reasons beyond the reasonable control of the party affected thereby (other than a lack of funds), including but not limited to, an act of God, extreme weather conditions or acts of nature, fire, explosion, flood, earthquake, extraordinary accidents or disasters, war, civil disorders or disturbances, delays in transportation or the inability to obtain necessary materials or fuel due to reasonably unforeseen or unavoidable causes, strikes and labour disputes (whether or not the demands of the employees involved are reasonable and capable of being conceded to or complied with), breakdown, malfunction or inoperability of, or damage to machinery or plant, court orders, applicable laws, a requirement to comply with the terms of any legislation, rules or regulations of any governmental agency, including the failure or refusal of governmental agencies to issue necessary licenses or permits for which application is timely and properly made and which are diligently pursued, or any other cause of the same or other character beyond the reasonable control of the responsible party.

13.2

If by reason of Force Majeure, any party or the Management Committee is unable to fulfil any obligations or duties under this Agreement, the person wishing to avail itself of Force Majeure shall give prompt notice to the other of that desire and all the details of the basis for it. The party relying upon Force Majeure shall be relived from fulfilling such duties or obligations during the continuance of such Force Majeure and shall be entitled to a reasonable extension of time within which to fulfil or resume fulfilling its duties or obligations hereunder. The Management Committee on behalf of the Joint Venture, or either party individually or particularly affected by any condition of Force Majeure shall use all reasonable diligence to remove such conditions. However, neither the Management Committee nor any other party shall be required to settle strikes or other labour difficulties in any manner or at any cost contrary to its practice or policy, and the disposition or manner of handling or remedying labour difficulties shall be entirely within the discretion of the patty concerned. The party relying upon Force Majeure shall not be responsible or liable to any other party for any loss or damage which any other party may suffer or incur as a result of such Force Majeure.

ARTICLE 14
MISCELLANEOUS

14.1	This Agreement is made and entered into in the Province of Quebec and shall be construed in accordance with the laws of that province.

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14.2

This Agreement hereto supersedes all prior negotiations, undertakings and agreements between the parties with respect to the subject matter hereof, and this Agreement and its Schedules constitute the entire agreement of the parties respecting the matters herein contained. Except for implied covenants of good faith and fair dealing, there are no covenants, representations, warranties, terms, conditions, understandings or collateral agreements expressed, implied or statutory between the parties other than as may be expressly set forth in this Agreement.

14.3	No amendment, modification, alteration, or waiver of the terms of this Agreement shall be binding unless made in writing and executed by the parties hereto or their successors or assigns.

14.4	The parties shall execute any and all instruments and forms and do all acts, as may be reasonably necessary or required to implement the provisions of this Agreement.

14.5

The article headings utilized in this Agreement are for convenience of reference only, and should not be construed to define, limit or describe the scope of this Agreement or the intent of the parties hereto, and have no effect with respect to the terms and provisions of this Agreement.

14.6	Subject to the terms and provisions hereof, this Agreement shall be binding upon and ensure to the benefit of the parties hereto, their respective successors, assigns, executors arid administrators.

14.7

Each party hereto covenants and agrees that so long as this Agreement is in effect it will not commence an action for partition of the Property or any Joint Venture assets, which it may hold an interest in.

14.8

Should any Article or provision of this Agreement be declared void or unenforceable in any jurisdiction, such declaration shall affect only that portion of this Agreement so held void and unenforceable and insofar as possible, all other sections, terms, covenants and conditions of this Agreement shall remain in full force and effect in such jurisdiction, and the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

14.9

The parties do not intend there to be a violation of the rule against perpetuities or any related rule. If any such violation should inadvertently occur, the parties agree that the appropriate court shall reform such provision in such a way as to approximate most closely the intent of the parties within the limits possible under such rule or related rule.

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14.10

Except as specifically provided herein, each party shall have the free and unrestricted right to engage in and receive full benefit of any and all other business ventures of any sort whatsoever, including without limiting the generality of the foregoing the acquisition of mining properties, interests therein and ores and mining for ores, whether or not competitive with the subject of this Agreement, without consulting the other or inviting or allowing the other to participate therein. The legal doctrine of “corporate opportunity” or “business opportunity”, sometimes applied to persons engaged in partnership, joint venture or other fiduciary relationship so as to prevent such persons from engaging in or enjoying the benefits of competing ventures or of ventures within the general scope of the venture carried on by such fiduciary for another, shall not be applied in the case of any activity, venture or operation of either party.

14.11	Wherever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

14.12	Time is of the essence in this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SIGNED, SEALED and DELIVERED

Fenton Scott

Per: /Fenton Scott/

A.S.O.

NIREK RESOURCES INC.
RICHARD ROSS

Per: /Ron Haller /

A.S.O.

Dated this _28_ of March, 2008.

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Nirek Resources Inc.

SCHEDULE “A” - DESCRIPTION OF PROPERTY

Number:	9707
Last Name:	SCOTT
First Name:	FENTON
Category:	Natural Person
Status:	Active
Address:	17, MALABAR PLACE
Town:	Toronto
Postal Code:	M3B1A4
State:	Ontario
Country:	Canada

Registry of Real and Immovable Mining Rights

19 Active Titles to Fenton Scott

CDC 2118569 through to CDC 2118587 Thusly

CDC 2118569	CDC 2118570	CDC 2118571	CDC 2118572	CDC 2118573	CDC 2118574
CDC 2118575	CDC 2118576	CDC 2118577	CDC 2118578	CDC 2118579	CDC 2118580
CDC 2118581	CDC 2118582	CDC 2118583	CDC 2118584	CDC 2118585	CDC 2118586
CDC 2118587

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SCHEDULE “C” – SIGNED LETTER OF INTENT February 14, 2008

February 14, 2008

Letter of Intent for the proposed earn-in option agreement for mining claims:

BETWEEN:

Fenton Scott a private individual, herein referred to as the “Optionor”
-and-
Nirek Resources Inc., an Ontario Corporation, herein referred to as the “Optionee”
OF:

Mining claims located 90 KM of Wabush and 35KM southwest of the Pekan Brook copper/nickel deposits. The mining rights are held under a 5,200 hectare (13,000 acre) exploration permit in good standing in the Desportes Townships area in the Topographic Sheet 23B2 of Quebec region. Property consists of 20 staked mining claim units as a contiguous block. Property is offered as 100% option under agreement of one rights owners. Staked Claim Numbers:

herein referred to as the “property”.

This Letter of Intent is to outline the general terms of a proposed earn-in option agreement of the property. This Letter of Intent will form the basis for this proposed agreement (the “Agreement”) regarding the same would be prepared and executed as agreed to by the parties hereto.

Optionor:
Fenton Scott
170 The donway west suite 205
Don Mills, ON
Phone: 416 441 3700

Optionee:
NIREK RESOURCES INC.
4 King Street, SUITE 1320
Toronto, ON M5H 1B6
(416) 603-1555
Attention: Richard Ross, President

The terms and conditions of the proposed Agreement are as follows (all reference to dollars ($) refers to Canadian dollars ($Cdn)):

1)	Optionor will grant to Optionee the right to acquire one hundred percent (100%) interest in the Property under a 3 year earn-in option agreement with payments (in

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both flow-through cash into the property and shares which will be restricted for 12 months) and a work commitment, outlined in the OPTION TERMS as detailed below.

Option Terms:
Three (3) year option to earn 100% interest, less royalty.

Work Commitment: First year-$25,000 flow-through work in Property, Second year-$25,000 flow-through work in Property, Third year-$25,000 flow-through work in Property.
Cash: $10,000 on May 30, 2008,
Shares: 30,000 on April 1, 2008, 100,000 First anniversary, 100,000 Second anniversary, 100,000 Third anniversary.
Royalty: Optionor retains 1.5% NSR

2)

Optionor will provide to Optionee all deeds to property, relative geological reports and technical data, which will summarize the results of all exploration and development programs, carried out on the PROPERTY to justify the financial obligations detailed above.

3)	All undertakings by Optionor are conditional on Optionee maintaining its financial obligations detailed above as per the proposed Agreement.

4)	Time is the essence of this Letter of Intent.

5)	Optionee reserves the right to cancel this agreement at any time. All parties will be notified 30 days notice prior to notice of cancellation.

6.	Optionee will prepare a formal Agreement to complete the Three-year option agreement to earn 100% interest in the PROPERTY.

Fenton Scott	NIREK RESOURCES INC.

SIGNATURE ON FILE	SIGNATURE ON FILE

Per:	Per:
Fenton Scott for PROPERTY	Richard Ross,
President

Agreed to this __14__day of February, 2008

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